                                                                    EXHIBIT 12.1



                         Consolidated Ratio of Earnings
                                to Fixed Charges
                                 (in thousands)


                                              Year ended December 31,                            Nine months
                               -----------------------------------------------------------          ended
                                  1991      1992       1993           1994        1995        September 30, 1996
                               --------   ---------  ----------   ----------  ------------    ------------------
Loss before income taxes       $  (66)    $  (51)    $  (406)     $ (4,638)    $ (20,187)         $ (35,917)

Fixed charges (1)                   4         10         105           714        14,562             17,030
                               ------     -------    -------      --------     ---------          ----------

Earnings(1)                    $  (62)    $  (41)    $  (301)     $ (3,924)    $  (5,625)         $ (18,887)
                               ======     =======    =======      ========     =========          ==========

Ratio of earnings to fixed
  charges                           -          -           -             -             -             -
                               ======     =======    =======      ========     =========          ==========
Deficiency of earnings to
  to fixed charges             $  (66)    $  (51)    $  (406)     $ (4,638)    $ (20,187)         $ (35,917)
                               ======     =======    =======      ========     =========          ==========


(1) For purposes of computing the ratio of earnings to fixed charges, earnings consists of losses prior to income tax benefit and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and one third of rental payments on operating leases (such portion having been deemed by the Company to represent the interest portion of such payments).